Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-200976 on Form S-3 and in Registration Statement No. 333-188488, No. 333-176054, No. 333-158836 and No. 333-140652 on Form S-8 of our reports dated February 27, 2015, relating to the consolidated financial statements of National CineMedia, Inc. and subsidiaries and the effectiveness of National CineMedia, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K, of National CineMedia, Inc. for the year ended January 1, 2015.

/s/ Deloitte & Touche LLP

Denver, Colorado

February 27, 2015